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                                                                   EXHIBIT 99.1

                              [FORM OF DEBENTURE]


NEITHER THE DEBENTURES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THEY MAY BE CONVERTED ("DEBENTURE SHARES") HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THE DEBENTURES HAVE BEEN, AND ANY DEBENTURE SHARES UPON ISSUANCE WILL HAVE BEEN, ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION STATEMENT FOR THESE DEBENTURES OR DEBENTURE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT. ANY SUCH TRANSFER MAY ALSO BE SUBJECT TO APPLICABLE STATE SECURITIES LAWS. THESE DEBENTURES AND ANY DEBENTURE SHARES ISSUED ARE SUBJECT TO CERTAIN REGISTRATION RIGHTS AS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY.

$ ____________                                                     No. _____

                               MEDIA LOGIC, INC.

                                                                 March 24, 1997

7% Convertible Subordinated Debenture Due 2000
Due March 24, 2000

    MEDIA LOGIC, INC., a Massachusetts corporation (the "Company"), for value received, promises to pay to _________________________________________________
_____________ or registered assigns on March 24, 2000, based on a principal amount of ________________ Dollars ($ _______), shares of Common Stock of the Company at the then-current conversion price, unless sooner prepaid or converted into shares of Common Stock of the Company, together with accrued and unpaid interest from the date of issue hereof.

    The Company promises to pay interest on the principal amount of this Debenture at the rate per annum of $700 per $10,000 Debenture (equal to seven percent of the aggregate principal amount of a $10,000 Debenture). Interest is payable only in accordance with applicable law and only upon conversion or redemption of the Debentures and is payable either in shares (the "Interest Shares") of Common Stock of the Company, par value $.01 per share (the "Common Stock"), at the average Market Price of the Common Stock over the five trading-day period preceding the Conversion Date of the Debenture or in cash, at the option of the Company. Interest on the Debentures will accrue from the date of issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

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    The Debentures will mature on March 24, 2000 and shall automatically convert on such date into Conversion Shares at the then-current Conversion
Price.

    The Company has issued this Debenture under a Subscription Agreement between the Company and the Purchaser named therein (the "Subscription Agreement"). Capitalized terms herein are used as defined in the Subscription Agreement unless otherwise defined herein. The terms of the Debentures include those stated in the Subscription Agreement, which are incorporated herein by reference. The Debentures are subject to all such terms, and the Holder is referred to the Subscription Agreement for a statement of them.

    The Debentures are general unsecured obligations of the Company limited to $4,000,000 aggregate principal amount plus interest and penalty payments.

    This Debenture may be converted into shares of Common Stock of the Company as provided in Section 9 of the Subscription Agreement. The Debenture is subordinated to all Senior Indebtedness of the Company.

    The Company will characterize the Debentures as preferred stock of the Company for federal income tax purposes. Pursuant to Section 385(c) of the Internal Revenue Code of 1986, as amended, this characterization is binding on all Holders. A Holder treating the Debenture in a manner inconsistent with such characterization must disclose the inconsistent treatment on such Holder's tax return. This characterization, however, is not binding on the Internal Revenue Service, and neither the Company nor the Holder is excused from any interest or penalties resulting from improper characterization.

    The Company will furnish to any Holder upon written request and without charge a copy of the Subscription Agreement. It also will furnish the text of this Debenture in larger type. Requests may be made to Media Logic, Inc., 310 South Street, Plainville, Massachusetts 02762, Attention: President.

    This Debenture shall be governed and construed in accordance with the laws of the State of New York.

    EXECUTED as an instrument under seal this 24th day of March, 1997.

                                              MEDIA LOGIC, INC.


                                          By:
                                              ---------------------------
                                              William E. Davis, Jr.
                                              Chief Executive Office and
                                              President



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